UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 18, 2012 (October 18, 2012)

HALLADOR ENERGY COMPANY
(Exact name of registrant as specified in its charter)

Colorado	001-3473	84-1014610
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Lincoln Street, Suite 2700, Denver Colorado	80264-2701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 303-839-5504

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Credit Agreement

On October 18, 2012, Sunrise Coal, our wholly-owned subsidiary, entered into a credit agreement (the “Credit Agreement”) with PNC Bank, as administrative agent, and the lenders named therein. The Credit Agreement replaces the previous credit agreement we had with PNC.

The Credit Agreement provides for a $165 million senior secured revolving credit facility. The facility matures in five years.

The facility is collateralized by substantially all of Sunrise’s assets and we are the guarantor. We will draw on the facility as needed for development of our new projects in Illinois and Indiana.

All borrowings under the Credit Agreement bear interest, at LIBOR plus 2% if the leverage ratio is less than 1.5X, LIBOR plus 2.5% if the leverage ratio is over 1.5 but less than 2X and at LIBOR  plus 3% if the leverage ratio is over 2X. The leverage ratio is based on our EBITDA.  The maximum leverage ratio is 2.75X.  The leverage ratio is equal to funded debt/EBITDA.

The annual commitment fee is 50 BPS but falls to 37.5 BPS if we borrow more that 33% of the facility.

The Credit Agreement also imposes certain other customary restrictions as well as certain milestones we must meet in order to draw down the full amount.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entering into the Credit Agreement, we terminated the old agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 3.03 Material Modification to Rights of Security Holders.

The Credit Agreement contains a covenant that, among other things, restricts Sunrise’s ability to pay distributions to us which in turn could limit our ability to pay dividends.

Item 8.01 Other Events.

A copy of our October 18, 2012 press release announcing the above-referenced credit agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated October 18, 2012

99.1	Press release dated October 18, 2012 announcing credit facility

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 18, 2012	HALLADOR ENERGY COMPANY By: W. ANDERSON BISHOP W. Anderson Bishop, CFO